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                                     [LOGO]

August 27, 1997

To Our Stockholders:

    The Annual Stockholders Meeting announced in the Proxy mailing offers an opportunity to view our Company from a new position of profitability. The $0.01 per share profit announced for the second quarter of 1997 signals the beginning of a significant turnaround at Monterey Pasta Company, the consequence of a complete reorganization of the Company.

KEY REORGANIZATION

    In October of 1996, the Board of Directors authorized a radical reorganization of the Company to stop continuing losses. In so doing, we returned to our original strength; producing fresh pasta and sauces with high quality, natural ingredients. The return, by any standard, required major effort and commitment. Contributors to the turnaround were:

    - Relocating the Company's Headquarters from San Francisco to its production facility in Salinas, California

    - Completing discontinuance of restaurant and franchise subsidiaries

    - Eliminating sales to unprofitable accounts

    - Redeploying sales efforts from non-core areas, food service, military and other venues to retail and Club Stores

BEGINNING OF A TURNAROUND

    Under the authorization of the Board, Kenneth A. Steel, Jr., a Director, was appointed Interim CEO. Ken took day-to-day control of the restructuring in a difficult circumstance.

    In retrospect, the beginnings of a turnaround at Monterey Pasta Company are seen clearly. These occurred throughout the first six months of 1997, culminating in the $0.01 per share earnings for the second quarter announced on July 23, 1997.

    - $1,980,000 in cash was successfully raised in a private offering which permitted operations to be re-staged.

    - Administrative and sales head count was reduced by 35%. No area of staff was spared. The effect of this at the management level was to flatten the structure, distributing responsibility among a handful of the most capable managers.

    - The Company completely reversed sales focus from a volume basis to a gross profit basis.

    - We began development of added Club Store distribution with the Sam's Club Division of Walmart. By July of 1997 Monterey Pasta had gained approval for up to 75 more Sam's Club stores in the Atlanta, Chicago, Dallas and Seattle regional divisions of the chain.
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TURNAROUND / STRATEGY FOR GROWTH

    The initial phase of turnaround activity included substantial crisis management and response. Simultaneously though, your Management was developing strategies to profit from the radical actions taking place. By mid-summer of 1997 significant plans for the completion of the turnaround were functioning.

    These included:

    - A new strategy of targeting "sustainable growth"; i.e. profitable growth funded from internal sources of cash -- a pay as you go philosophy.

    - A reduction in reliance on outside contract packers for certain specialty items. This was accomplished by the purchase of new machinery which was up and running by July of 1997.

    - A commitment to improve quality and frequency of communications with shareholders and consumers.

    - A plan to constantly review our process to increase efficiency and optimize quality from the production facility. Projects derived from this study include:

       - Capital asset purchases for increased plant efficiency

       - Targets for reduced raw material costs

       - Reduction of cost of goods

       - Continuous flavor and quality testing programs intended to keep MPC ahead of its competitors

NEW PRODUCTS

    Monterey Pasta Company continues to occupy an important niche among refrigerated fresh pasta producers. We recognize there is always a market for high-quality gourmet products. Within that definition, our present strategy for the development of new products includes developing products to freshen the line, maintaining interest of our loyal consumers and building new categories for profitable volume. New product development is a process of leading from the strengths of our present product successes -- and listening to our customers who tell us what they can sell or what they wish to buy. Currently, we are:

    - Developing special packs to fit the Club Store channel of distribution;
      and

    - Introducing unique and full flavored products targeted at upscale demographics to build new categories and increase profitable sales volume.

    - Some recent new products are:

       Lobster Ravioli
       Beef Cabernet Ravioli
       Pasta Salad Kits
       Black Bean and Fire Roasted Red Pepper Dips

    We recognize that the last year has been a difficult one for investors. However, we believe that the plans we have initiated will offer the Company and investors increased opportunities for growth and profit.

    The Company is committed to improving our communications with stockholders. This is the first of those new communications, an effort which we hope will benefit especially those unable to attend the Annual Stockholders Meeting in Burlingame, California on September 18, 1997.

Regards,

         [SIGNATURE]

R. Lance Hewitt

President and Chief Executive Officer